                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                       AND RIGHTS OF SERIES G CONVERTIBLE
              PREFERRED STOCK OF HEADWAY CORPORATE RESOURCES, INC.

             HEADWAY CORPORATE RESOURCES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

             A. Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of ss.151 of the Delaware General Corporation Law, the Board, at a telephonic meeting held on September 6, 2001, by vote of a majority of the Board present, duly adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series G Convertible Preferred Stock.

                  WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.0001 par value per share (the "Common Stock"), and preferred stock, $0.0001 par value per share (the "Preferred Stock"); and

                  WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series G Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series G Convertible Preferred Stock as follows:

             1. Designation. The shares of such series of Preferred Stock shall be designated "Series G Convertible Preferred Stock" (referred to herein as the "Series G Stock").

             2. Authorized Number. The number of shares constituting the Series G Stock shall be 1,000.

             3. Ranking. The Series G Stock shall rank, as to dividends and upon Liquidation Payments (as defined in Section 5(a) hereof), senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation. (All equity securities of the Corporation to which the Series G Stock ranks prior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Common Stock are collectively referred to herein as "Junior Securities.") The Corporation shall not have or create any class of stock ranking on parity with, or senior to, the Series G Stock.

             4. Dividends.

                (a) Dividend Accrual and Payment. From and after the date of issuance of the Series G Stock (the "Original Issue Date" ), dividends shall accrue on a daily basis on the shares of Series G Stock at the initial annual rate (subject to reset in accordance with Section 4(e)) of 7.5% per share (expressed as a percentage of the $20,000.00 per share liquidation preference (the "Dividend Rate")). The holders of shares of Series G Stock shall be entitled to receive such dividends when and as declared by the Board, in cash, out of assets legally available for such purpose, quarterly in arrears on the 30th day of March, June, September and December of each year (each of such dates being a "Dividend Payment Date"). For the purposes of this Certificate of Designations, it shall be deemed that (x) dividends shall have begun to accrue on the Series G Stock as of April 1, 2001 and that (y) dividends were neither declared nor paid by the Corporation for the quarter ended June 30, 2001. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared, provided, however, that such date shall not be more than 60 nor less than 10 days prior to the applicable Dividend Payment Date. Dividends on the Series G Stock shall be cumulative so that if, for any dividend accrual period, cash dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate with interest at the then applicable Dividend Rate and shall be added to the dividends payable for subsequent dividend accrual periods and upon any redemption or conversion of shares of Series G Stock. If the Original Issue Date is on a date which does not coincide with a Dividend Payment Date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date through whichever of March, June, September or December next occurs after the Original Issue Date. If the date fixed for payment of a final liquidating distribution on any shares of Series G Stock, or the date on which any shares of Series G Stock are redeemed or converted into Common Stock does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of March, June, September or December most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series G Stock. In addition to the dividends provided for in this Section 4(a), holders of Series G Stock shall be entitled to participate in extraordinary dividends in accordance with the provisions of Section 7 hereof. So long as any shares of Series G Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series G Stock pursuant to this Section 4(a) shall be paid pro rata to the holders entitled thereto and (ii) holders of the shares of Series G Stock shall be entitled to receive the dividends provided for in this Section 4(a) in preference to and in priority over any dividends upon any Junior Securities.

                (b) Dividend Limitation on Junior Securities. So long as any shares of Series G Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holder of Junior Securities), unless prior to, or concurrently with, such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on the shares of Series G Stock not paid on the dates provided for in Section 4(a) hereof shall have been paid in full in cash.

                (c) Dividends on Fractional Shares. Each fractional share of Series G Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series G Stock pursuant to Section 4(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 4(a) hereof with respect to dividends on each outstanding share of Series G Stock.

                (d) Payments on Shares of Common Stock Subject to Restricted Transferability. If, subsequent to the conversion of any shares of Series G Stock into Common Stock (or other securities) pursuant to Section 6 hereof, the shares of Common Stock (or other securities) into which such shares of Series G Stock were converted are subject to a contractual or other restriction, other than (x) restrictions created by the holder of such shares of Common Stock not at the request of the Corporation, limiting the transferability thereof, and (y) restrictions imposed by applicable federal and state securities laws (such shares of Common Stock (or other securities) which are so encumbered are herein referred to as the "Subject Shares" and the limitation on the transferability thereof is referred to as the "Sale Limitation"), then the Corporation shall pay to the holder of such Subject Shares an amount in (i) cash, (ii) shares of the Series G Stock valued at the liquidation preference thereof, or (iii) shares of the Common Stock valued at the Market Price thereof on the date of payment, at the option of the holder of such Series G Stock (such amount is referred to herein as the "Restriction Fee") equal to the amount of dividends which would have accrued on the shares of Series G Stock which were converted into the Subject Shares from the date upon which the Subject Shares became subject to the Sale Limitation until the date upon which the Sale Limitation was no longer in effect with respect to the Subject Shares. The Restriction Fee shall be paid by the Corporation to the holders entitled thereto on the date that dividends are payable, or would have been payable, on the shares of Series G Stock.

                (e) Dividend Rate Adjustment. If all of the outstanding shares of Series G Stock are not redeemed on or prior to March 19, 2006, then the Dividend Rate shall increase to 10% per annum commencing on such date, and shall further increase by an additional 2% per year on each anniversary thereafter, but in no event will the Dividend Rate exceed 20% per annum. Notwithstanding the foregoing, (x) if all interest on the Increasing Rate Senior Subordinated Notes Due 2006 of the Corporation and dividends on the Series G Stock (collectively, the "Payments") accrued on and prior to January 2, 2002 have not been paid in full in cash by such date, then the Dividend Rate shall increase to 9% at such time, and (y) if all Payments accrued on and prior to April 1, 2002 have not been paid in full in cash by such date, then the Dividend Rate shall increase to 10% at such time.

             5. Liquidation.

                (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series G Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $20,000.00 per share of Series G Stock, representing the liquidation preference per share of the Series G Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series G Stock) (the "Series G Issue Price"), plus (ii) all accrued and unpaid dividends on the Series G Stock to such date (together with the Series G Issue Price, the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series G Stock shall be insufficient to permit payment in full to the holders of Series G Stock of the Liquidation Payments, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

                (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of Series G Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Junior Securities in accordance with their terms.

                (c) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Series G Stock at his post office addresses as shown by the records of the Corporation.

                (d) Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series G Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series G Stock.

             6. Conversion.

                The holders of the Series G Stock shall have the following conversion rights:

                (a) Conversion. Subject to the limitations set forth below, the Series G Stock shall be convertible at any time after the Original Issue Date, unless previously redeemed, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the aggregate liquidation preference of the shares of Series G Stock being converted (plus any accrued and unpaid dividends on such shares) divided by (y) the Conversion Price (as defined below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series G Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith; provided, however, that, except to the extent provided by Regulation Y, or any successor regulation ("Regulation Y"), promulgated under the Bank Holding Company Act of 1956, as amended, by the Board of Governors of the Federal Reserve System or any successor thereto (the "Federal Reserve Board"), no shares of Series G Stock originally issued by the Corporation to a Person subject to the provision of Regulation Y shall be convertible by the original holder thereof or any direct or indirect transferee thereof into shares of Common Stock, if, after giving effect to such conversion, such Person, its Bank Holding Company Affiliates (as hereinafter defined) and any direct or indirect transferee thereof would beneficially own more than 4.9% of the total issued and outstanding shares, interests, participations or other equivalents (however designated) of voting capital stock of the Corporation, unless such shares of Common Stock are being distributed, disposed of or sold in any one of the following transactions:

                        (1) such shares of Common Stock are being sold in a public offering registered under the Securities Act of 1933, as amended, (or any successor provision thereto) (the "Securities Act") or a public sale pursuant to Rule 144 and 144A promulgated thereunder or any successor rule then in effect;

                        (2) such shares of Common Stock are being sold (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to any Person or group of related persons for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if, after such sale, such Person or group of Persons in the aggregate would own or control securities of the Corporation which possess in the aggregate the ordinary voting power to elect a majority of the members of the corporation's Board of Directors;

                        (3) such shares of Common Stock are being sold to a person or group of related persons for purposes of Section 13(d) of the Exchange Act, if, after such sale, such Person or group of Persons in the aggregate would own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation; or

                        (4) such shares of Common Stock are being sold in any other manner permitted by the Federal Reserve Board.

As used herein, "Bank Holding Company Affiliates" means, with respect to a Person subject to the provisions of Regulation Y, (i) if such Person is a bank holding company, any company directly or indirectly controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such Person and any company (other than such Person) directly or indirectly controlled by such bank holding company.

                (b) Conversion Price; Converted Shares. The initial conversion price of the Series G Stock shall be $5.58 per share (the "Initial Conversion Price"; the Initial Conversion Price, as it may be adjusted pursuant to the terms of this Section 6(b) and Section 7, shall be referred to as the "Conversion Price"); provided, however, that (i) if all Payments accrued on and prior to January 2, 2002 have not been paid in full in cash by such date, then the Conversion

Price shall be reduced to $2.75 per share at such time, and (ii) if all Payments accrued on and prior to April 1, 2002 have not been paid in full in cash by such date, then the Conversion Price shall be further reduced to $1.00 per share at such time; provided, that the reductions in the Conversion Price set forth in clauses (i) and (ii) above shall be subject, to the extent legally required, to the approval of the holders of the Common Stock of such reductions, along with an increase in the number of shares of Common Stock authorized for issuance to an amount agreed to by the Corporation and the holders of the Series G Stock as sufficient to permit the conversion of the Series G Stock following such reduction. The Conversion Price also shall be subject to adjustment as provided in Section 7 below. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series G Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series G Stock which have been converted shall be cancelled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series G Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series G Stock are convertible, plus (ii) cash payable for any fractional share, plus (iii) all accrued but unpaid dividends relating to such shares, together with interest thereon, through the date of conversion, plus, if applicable (iv) the Restriction Fee. Amounts payable with respect to the foregoing clause (iii) shall be paid, at the option of each holder, in cash or additional shares of Common Stock valued at the Market Price thereof on the date of such payment. Amounts payable with respect to the foregoing clause (iv) shall be paid in accordance with the provisions of Section 4(d) hereof. Upon the conversion of shares of Series G Stock as provided in this Section 6, the Corporation shall promptly pay all then accrued but unpaid dividends to the holder of the Series G Stock being converted. The Board shall at all times, so long as any shares of Series G Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

                As used herein, "Market Price" means, with respect to the shares of Common Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or Market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.

                (c) Mechanics of Conversion. In the case of a conversion, before any holder of Series G Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Series G Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within two
(2) business days of the Corporation's receipt of the notice of conversion, issue and deliver at such office to such holder of Series G Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series G Stock in any case in which fewer than all of the shares of Series G Stock represented by a certificate are converted.

                (d) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series G Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

                (e) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

             7. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series G Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

                (a) Certain Definitions. For purposes of this Certificate:

                    (i) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to paragraph (h) of this Section 7, after the Original Issue Date except:

                             (A)     shares of Common Stock issuable upon
conversion of, or distributions with respect to, the Series G Stock now or hereafter issued by the Corporation; and

                             (B)     up to 1,000,000 shares of Common Stock
(the "Maximum Amount") issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock granted after March 19, 1998 under the Corporation's 1993 Stock Incentive Plan, or any successor plan, which stock options or other awards will be issuable in aggregate amounts not to exceed one third of the Maximum Amount (the "Maximum Annual Amount") in any of the three (3) fiscal years commencing with the Corporation's 1998 fiscal year; provided that (x) no more than (i) 50% of the Maximum Annual Amount may be granted to directors, officers, employees or consultants of the Corporation who are, at the time of such grant, and were for a period of ninety (90) days prior thereto, employed or otherwise engaged or retained by the Corporation or any of its Subsidiaries (collectively, "Eligible Personnel"), (ii) no stock option grants or other awards shall be made in any fiscal year to any Eligible Personnel unless the Corporation's Stock Incentive Plan Committee (or any successor thereto) approved each grant and award, based upon such criteria as such Committee determines to be appropriate, which criteria shall include the achievement by the Corporation, with respect to the four (4) fiscal quarters preceding the fiscal quarter in which such grant or award is made, of performance goals adopted by the foregoing Committee (or the Board of Directors, as applicable), and (iii) 50% of the Maximum Annual Amount may be granted to prospective officers and employees of the Corporation or its Subsidiaries in connection with Permitted Acquisitions; and (y) the exercise price of each such stock option and the exercise price for each other award made or denominated in shares of Common Stock is no less than the Market Value of the Common Stock on the date of the grant of such stock option (the foregoing permitted options or other awards are referred to herein as the "Management Options").

                    (ii) The term "Common Stock" shall mean (A) the Common Stock and (B) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                    (iii) The term "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities (other than the Series G Stock and the warrants issued pursuant to Section 3(a)(vi) of the Limited Waiver and Amendment dated as of August 24, 2001 by and among the Corporation, the holders of the Series F Convertible Preferred Stock of the Corporation and State Street Bank and Trust Company, N.A., as trustee under the Note Indenture (the "Limited Waiver") convertible into or exercisable or exchangeable for Common Stock.

                    (iv) The term "Options" shall mean any and all rights, options or warrants (other than the Management Options) to subscribe for, purchase or otherwise in any manner acquire Common Stock or Convertible Securities.

                (b) Reorganization, Reclassification. Subject to the provisions of Sections 8(b) and 8(c) hereof, in the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in subsection (c) or (d) below, each share of Series G Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series G Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series G Stock immediately prior to such reorganization, share exchange or reclassification.

                (c) Consolidation, Merger. Subject to the provisions of Sections 8(b) and (c) hereof, in the event of a merger or consolidation to which the Corporation is a party, each share of Series G Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series G Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series G Stock immediately prior to such consolidation or merger.

                (d) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

                (e) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), the Conversion Price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and
(ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                (f) Extraordinary Dividends. In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of its Common Stock of capital stock (other than Common Stock), evidence of indebtedness, assets or cash, or rights, options or warrants to subscribe for or other securities convertible into or exercisable or exchangeable for capital stock (excluding those referred to in Section 7(h) and any cash dividends, during any period of 365 consecutive days, not exceeding, in the aggregate, the lesser of (i) five percent (5%) of the Corporation's aggregate Consolidated Net Income (as defined in the Indenture under which the Corporation issued its Increasing Rate Senior Subordinated Notes due 2006 (the "Note Indenture")) per share of Common Stock, calculated on a fully diluted basis, for the four (4) consecutive fiscal quarters most recently preceding the declaration of the dividend or distribution and (ii) two percent (2%) of the Market Price of the Common Stock as of the date of the declaration of the dividend), then in each such case the Conversion Price shall be adjusted so that after such record date, the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction of which the numerator shall be the Market Price per share of Common Stock on such record date less the fair market value (as determined in good faith by the Board) of the portion of the capital stock, rights, options, warrants, evidences of indebtedness, assets or cash so distributed with respect to each share of Common Stock and the denominator of which shall be the Market Price per share of Common Stock on such record date. Such adjustment shall be made whenever any Extraordinary Dividend is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such Extraordinary Dividend.

                (g) Issuance of Additional Shares of Common Stock. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (h) below) after the Original Issue Date (other than as provided in the foregoing subsections (b) through (f)), for no consideration or for a consideration per share less than the greater of (x) the Conversion Price in effect on the date of and immediately prior to such issue, and (y) the Market Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

                    (A) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the lower of (i) the Conversion Price, and (ii) the Market Price, in each case in effect immediately prior to such issuance or sale, plus (y) the aggregate consideration received or deemed to be received by the Corporation upon such issuance or sale, by

                    (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

                (h) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or the issue of Common Stock upon the conversion or exchange of such Convertible Securities;

                    (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such increase or decrease becoming effective, shall be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series G Stock);

                    (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                             (A)     in the case of Options or Convertible
Securities, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation (x) for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon exercise of the Options or (y) for the issue of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of the Convertible Securities; and

                             (B)     in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                    (iv) No readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (v) In the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above.

                (i) Determination of Consideration. For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (i)      Cash and Property. Such consideration shall:

                             (A)     insofar as it consists of cash, be the
aggregate amount of cash received by the Corporation; and

                             (B)     insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of the issue, as determined in good faith by the vote of a majority of the Board or if the Board cannot reach such agreement, by a qualified independent public accounting firm, other than the accounting firm then engaged as the Corporation's independent auditors.

                    (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (h) above, relating to Options and Convertible Securities shall be determined by dividing:

                             (A)     the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                             (B)     the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                (j) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in Conversion Price as provided in this Section 7:

                    (i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                    (ii) Other Action Affecting Common Stock. If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 7(b) to 7(h) hereof, inclusive, which would have an inequitable effect on the holders of Series G Stock, then the Conversion Price shall be adjusted in such manner and at such time as the Board on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

                    (iii) Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                    (iv) Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 7(h)(ii) or
(iii).

                (k) Dilution Event. Each of Section 7(b), (c), (d), (e), (f) and
(g) are herein referred to as a "Dilution Event." Notwithstanding the foregoing sentence, any exercise of any Options or Convertible Securities that were (x) outstanding as of March 19, 1998 and (y) disclosed in Schedule 5.6 to the Securities Purchase Agreement (as defined in the Note Indenture) shall not be deemed a Dilution Event.

                (l) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of the Series G Stock.

             8. Redemption.

                (a) Redemption by the Corporation. The Corporation shall have the right to redeem the Series G Stock or to cause the sale by the holders of such Series G Stock if (x) after the Original Issue Date and prior to March 19, 2003, the average of the Market Prices for the Common Stock for 20 consecutive trading days (the first day of which was after the Original Issue Date) is at least $10.00, or (y) after March 19, 2003, the average of the Market Prices for the Common Stock for 20 consecutive trading days (the first day of which was after March 19, 2003) is at least $10.9375, the Series G Stock may be redeemed in whole, but not in part, at a price per share equal to 100% of the Series G Stock Issue Price plus all accrued and unpaid dividends to the date of redemption (such date being referred to herein as the "Redemption Date"); provided, however, that the Corporation may only effect a redemption of the Series G Stock pursuant to this Section 8 if at, and immediately subsequent to, the Redemption Date, the Common Stock into which the Series G Stock is convertible could be offered and sold by the holders thereof without compliance with the registration requirements of Section 5 of the Securities Act or if the offer and sale of the Common Stock into which the Series G Stock is convertible is covered by a registration statement which has been filed with and declared effective by the Securities and Exchange Commission, and which remains effective through the

Redemption Date, and in each case without being subject to any other legal or contractual restriction on transferability, including without limitation, limitations under paragraph (e)(i) of Rule 144 promulgated under the Securities Act. At any time after March 19, 2006, the Corporation may redeem the Series G Stock in whole, but not in part, at a price per share equal to 100% of the Series G Stock Issue Price, plus all accrued and unpaid dividends to the Redemption Date, provided that the conditions set forth in the proviso to the previous sentence are satisfied.

                (b) Redemption Upon the Occurrence of an Event of Default. Upon the occurrence of any Series G Stock Event of Default, other than a Bankruptcy Event of Default (as defined below), (x) the Initial Purchaser or Initial Purchasers (as defined in the Securities Purchase Agreement) holding at least 30% of the outstanding shares of Series G Stock, or (y) in the event that each of the Initial Purchasers, other than GarMark Partners, L.P. (collectively "GarMark"), shall own less than 100% of the Series G Stock owned by such Initial Purchaser on the Original Issue Date, then the holder or holders of at least 35% of the outstanding shares of Series G Stock, shall have the right to require (by written notice delivered to the Corporation (the "Holders' Redemption Demand") within 60 days after such holder or holders' receipt of the Event of Default Notice (as defined below)) the Corporation to redeem no later than 30 days after the Corporation's receipt of the Holders' Redemption Demand all or any portion of the Series G Stock owned by such holder or holders at a price per share equal to 102% of the Series G Stock Issue Price, plus all accrued and unpaid dividends on the shares of Series G Stock to be so redeemed to the Redemption Date. The Corporation will give written notice of such election to the other holders of Series G Stock, which notice shall (i) state the Redemption Date, which date should be not later than 30 days after the date of the Holders' Redemption Demand, and (ii) be given at least 10 days prior to such Redemption Date. Upon the giving of such notice, each holder of the Series G Stock may demand redemption of all or any portion of such holder's Series G Stock by mailing written notice thereof to the Corporation prior to the Redemption Date. The Corporation will redeem all shares of Series G Stock as to which rights under this paragraph have been exercised within 30 days after the date of the Holders' Redemption Demand. Each holder of Series G Stock shall also have any other rights that such holder may have been afforded under any contract or agreement at any time and any other rights that such holder may have under any law.

                (c) Redemption on Bankruptcy Event of Default or Change in Control. Upon the occurrence of any Bankruptcy Event of Default or in the event of a Change of Control (as defined below), any holder of Series G Stock shall have the right to require (by delivery of a Holders' Redemption Demand) the Corporation to redeem within 60 days after such holder or holders' receipt of the Event of Default Notice or Change of Control Notice (as defined below), as the case may be, all or any portion of the Series G Stock owned by such holder at a price per share equal to 102% of the Series G Stock Issue Price plus an amount equal to all accrued and unpaid dividends on the shares of Series G Stock to be so redeemed to the Redemption Date. The Corporation will redeem all shares of Series G Stock as to which rights under this paragraph have been exercised within 30 days after the date of the Holders' Redemption Demand. Each holder of Series G Stock shall also have any other rights that such holder may have been afforded under any contract or agreement at any time and any other rights that such holder may have under any law.

                As used herein, a "Change of Control" means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a Change of Control shall be deemed to have occurred if:

                    (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or "group" (as defined in Section 13(d) of the Exchange Act) other than Permitted Holders (as defined in the Note Indenture) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange
Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred if prior to the acquisition of such thirty percent (30%) of the combined voting power of the Corporation's then outstanding securities, a majority of the Continuing Directors (as defined below) approves such acquisition; or

                    (ii) if there shall cease to be a majority of the Board comprised of Continuing Directors; or

                    (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

                    (iv) if any recapitalization event occurs as a result of which the holders of voting securities of the Corporation outstanding immediately prior thereto do not continue to hold at least eighty percent (80%) of the combined voting power of the voting securities of the Corporation immediately after such recapitalization event; or

                    (v) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

                    (vi) a majority of the "named executive officers" set forth in the Corporation's most recent Proxy Statement or Annual Report on Form 10-K or Form 10-KSB, as the case may be, cease to occupy such positions within a period of 365 consecutive days.

                    As used herein, "Continuing Directors" means individuals who constitute the Board as of the Original Issue Date and any new director(s) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

                (d) Option to Convert in Lieu of Redemption. Notwithstanding anything to the contrary contained herein, any holder of shares of Series G Stock that does not want the Corporation to redeem the shares of Series G Stock called by the Corporation for redemption shall have the prior right to convert all or any portion of its shares of Series G Stock into Common Stock at the then-applicable Conversion Price.

                (e) Redemption Procedure. On or prior to the Redemption Date, the Corporation shall deposit the Series G Stock Issue Price plus an amount equal to all accrued and unpaid dividends on all outstanding shares of Series G Stock to be so redeemed to the Redemption Date (the "Redemption Price") with a bank or trust corporation having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of the shares of Series G Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series G Stock to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series G Stock as holders of Series G Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series G Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series G Stock are insufficient to redeem the total number of shares of Series G Stock to be redeemed on such date, then the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series G Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series G Stock. Payments shall first be applied against accrued and unpaid dividends and thereafter against the remainder of the Redemption Price. The shares of Series G Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series G Stock such funds will immediately be used to redeem the balance of the shares of Series G Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Redemption Price of all shares elected to be redeemed shall have been paid in full. Until the Redemption Price for a share of Series G Stock elected to be redeemed shall have been paid in full, such share of Series G Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends and interest thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in this Section 8(e).

                (f) Events of Default. A "Series G Stock Event of Default" occurs if:

                    (i) the Corporation has breached any material covenant, obligation or agreement set forth in this Certificate, the Securities Purchase Agreement (as defined in the Note Indenture), the Registration Rights Agreement (as defined in the Note Indenture) or any other agreement executed in connection with the Financing (as defined in the Note Indenture) and such breach continues for a period of thirty (30) days; or

                    (ii) the Corporation defaults in the payment of any dividend on the Series G Stock as and when due and payable, and such default continues for a period of fifteen (15) days; or

                    (iii) the Corporation defaults in making any redemption payment that it is obligated to make hereunder; whether or not such payment is legally permissible or conflicts with any other agreement to which the Corporation or any of its Subsidiaries (as defined in the Note Indenture) is a party or by which any of its or their respective assets are bound; or

                    (iv) any representation or warranty contained in the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement executed in connection with the Financing, or any writing furnished by the Corporation or any of its Subsidiaries to any holder of the Series G Stock, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or

                    (v) an Event of Default (as defined in the Credit Agreement) under the Credit Agreement (as defined in the Note Indenture) has occurred and is continuing; or

                    (vi) an Event of Default (as defined in the Note Indenture) under the Note Indenture has occurred and is continuing; or

                    (vii) the Corporation or any of its Subsidiaries has breached any material contract to which it or any of its Subsidiaries is a party, or by which any of its or their respective assets are bound, except a breach that would not have a material adverse effect on the business, operations, prospects, assets or condition (financial or otherwise) on the Corporation or any of its Material Subsidiaries (as defined below); or

                    (viii) any judgments, orders or decrees for the payment of money in excess of $2,500,000, either individually or in an aggregate amount, shall be entered against the Corporation or any of its Subsidiaries or any of their respective properties and shall not be discharged and there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

                    (ix) the Corporation or any of its Subsidiaries which would be a "significant subsidiary" pursuant to Article 1-02 of Regulation S-X ("Material Subsidiary") pursuant to or within the meaning of any law under Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors ("Bankruptcy Law"):

                             (A)     commences a voluntary case or proceeding
with respect to itself,

                             (B)     consents to the entry of an order for
relief against it in an involuntary case or proceeding,

                             (C)     consents to the appointment of a receiver,
trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law ("Custodian") of it or for all or any material part of its property,

                             (D)     makes a general assignment for the benefit
of its creditors,

                             (E)     consents to or acquiesces in the
institution of bankruptcy or insolvency proceedings against it,

                             (F)     shall generally not pay its debts when
such debts become due or shall admit in writing its inability to pay its debts generally, or

                             (G)     takes any corporate action in furtherance
of or to facilitate, conditionally or otherwise, any of the foregoing; or

                    (x) a court of competent jurisdiction enters a decree, judgment or order under any Bankruptcy Law that:

                             (A)     is for relief against the Corporation or
any Material Subsidiary of the Corporation in an involuntary case or proceeding,

                             (B)     appoints a Custodian of the Corporation or
any Material Subsidiary of the Corporation for all or substantially all of its properties, or

                             (C)     orders the winding-up or liquidation of the
Corporation or any Material Subsidiary of the Corporation, and in each case the order or decree remains unstayed and in effect for sixty (60) days.

                Each of the foregoing events in clause (ix) and (x) are referred to herein as a "Bankruptcy Event of Default."

                Any Series F Stock Event of Default (as such term is defined in the Certificate of Designations, Preferences and Rights of Series F Convertible Stock of the Corporation), other than a Series F Stock Event of Default waived pursuant to the Limited Waiver, that occurred prior to the Original Issue Date shall be considered a Series G Stock Event of Default.

                If a Series G Stock Event of Default occurs and is continuing, in addition to any other notices required pursuant to this Certificate or the Financing Documents (as defined in the Note Indenture), the Corporation must, within ten (10) days after the occurrence of such Series G Stock Event of Default, give to the holders of the Series G Stock notice of such Series G Stock Event of Default, including a reasonably detailed description of the events causing such Series G Stock Event of Default, and the actions proposed to be taken by the Corporation in response thereto (an "Event of Default Notice").

                9. Notices of Record Dates and Effective Dates. In case: (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be mailed to the recordholders of the Series G Stock at least 20 days prior to the applicable record date or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or
(ii) the date on which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

                10. Preemptive Rights.

                    (a) For so long as any shares of Series G Stock are outstanding, prior to seeking financing in one or a series of related transactions that would aggregate more than $1,000,000 in any consecutive twelve month period from any Person (as defined below) consisting of any issuance by the Corporation or any Affiliate (as defined below) thereof of any shares of Common Stock or Preferred Stock, including securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or Preferred Stock (other than (i) to fund the lesser of $2,000,000 or 20% of the consideration payable in connection with a Permitted Acquisition (as defined in the Note Indenture) provided, however, that the per share price paid in connection with such Permitted Acquisition is at least equal to the greater of (x) the Market Price of the Common Stock on the Business Day immediately preceding the day on which the Permitted Acquisition is consummated, and (y) the Maximum Conversion Price (a "Permitted Acquisition Equity Financing"), (ii) which is made pursuant to an underwritten public offering pursuant to a registration statement declared effective by the Securities and Exchange Commission, (iii) upon the exercise of the Management Options or (iv) upon the exercise, in accordance with the currently existing terms thereof, of the Corporation's Options as set forth on
Schedule 5.6 to the Securities Purchase Agreement) (the "Equity Financing," and the securities to be issued in connection therewith, the "Equity Securities"), the Corporation shall first give to each holder of Series G Stock the opportunity (such opportunity being herein referred to as the "Preemptive Right") to purchase (on the same terms as such Equity Securities are proposed to be sold) the same proportion of such Equity Securities proposed to be sold by the Corporation as equals such holder's percentage of the outstanding Series G Stock held by such holder on the day preceding the date of the Preemptive Notice (as defined herein). Notwithstanding any provision hereof, on the date, if any, that the Initial Purchasers beneficially own, in the aggregate, less than 30% of the Series G Stock, the Corporation's obligations set forth in this Section 10 shall cease and be of no further effect.

                    (b) At least thirty (30) days prior to the issuance by the Corporation of any Equity Securities, the Corporation shall give written notice thereof (the "Preemptive Notice") to each holder of Series G Stock. The Preemptive Notice shall specify (i) the name and address of the bona fide investor to whom the Corporation proposes to issue or sell Equity Securities,
(ii) the total amount of capital to be raised by the Corporation pursuant to the issuance or sale of Equity Securities, (iii) the number of such Equity Securities proposed to be issued or sold, (iv) the price and other terms of their proposed issuance or sale, (v) the number of such Equity Securities which such holder is entitled to purchase (determined as provided in subsection (a) above), and (vi) the period during which such holder may elect to purchase such Equity Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the "Preemptive Acceptance Period"). Each holder of Series G Stock who desires to purchase Equity Securities shall notify the Corporation within the Preemptive Acceptance Period of the number of Equity Securities he wishes to purchase, as well as the number, if any, of additional Equity Securities he would be willing to purchase in the event that all of the Equity Securities subject to the Preemptive Right are not subscribed for by the other holders of Series G Stock.

                    (c) During the Preemptive Acceptance Period, except as required by law, the Corporation and each holder of Series G Stock shall not discuss the proposed Equity Financing with any other person, other than officers, directors and employees of the Corporation.

                    (d) In the event a holder of Series G Stock declines to subscribe for all or any part of its pro rata portion of any Equity Securities which are subject to the Preemptive Right (the "Declining Preemptive Purchaser") during the Preemptive Acceptance Period, then the other holders of Series G Stock shall have the right to subscribe for all (or any declined part) of the Declining Preemptive Purchaser's pro rata portion of such Equity Securities (to be divided among the other holders of Series G Stock desiring to exercise such right on a ratable basis).

                    (e) After the conclusion of the Preemptive Acceptance Period, any Equity Securities which none of the holders elect to purchase in accordance with the provisions of this Section 10, may be sold by the Corporation, within a period of four (4) months after the expiration of the Preemptive Acceptance Period, to any other person or persons at not less than the price and upon other terms and conditions not less favorable to the Corporation than those set forth in the Preemptive Notice.

                    "Affiliate" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or organization including a government or political subdivision or any agency or instrumentality thereof ("Person") (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with such Person; or (ii) which beneficially owns or holds ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the equity or other ownership interest) of such Person; or (iii) ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity or other ownership interest) of which is beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting power by contract or otherwise.

                11. Voting Rights.

                    (a) General. Except as otherwise expressly provided herein or as provided by any applicable law, the Series G Stock shall be non-voting. In addition to the rights otherwise provided for herein or by law, so long as any shares of Series G Stock are outstanding, the Corporation will not, and it will cause its Subsidiaries not to, without the affirmative vote, or the written consent pursuant to Section 228 of the Delaware General Corporation Law, of (x) (1) the Initial Purchasers holding at least (A) 70% of the outstanding Series G Stock (or such greater number as may be required by law) or
(B) two thirds of the outstanding Series G Stock (or such greater number as may be required by law) on and after the date upon which Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. and any of their Affiliates (collectively "Moore"), own less than 100% of the shares of Series G Stock acquired by them on the Original Issue Date, or (2) in the event that each of the Initial Purchasers, other than GarMark, shall own less than 50% of the Series G Stock owned by such Initial Purchaser on the Original Issue Date, then the holders of at least a majority (or such greater number as may be required by law) of the Series G Stock, voting separately as a class; and (y) so long as Moore, shall own 100% of the shares of Series G Stock acquired by them on the Original Issue Date, the approval of Moore with respect to the items enumerated in clauses (i), (iv), (v), (vi), (viii), (ix), (x), (xiv), (xv), (xvi) and (xviii) below, such approval not to be unreasonably withheld:

                             (i)     grant or issue any Options, other than the
Management Options or Convertible Securities, to any officers, directors, employees or consultants of the Corporation or any of its Affiliates;

                             (ii)    incur Indebtedness (as defined in the Note
Indenture) in excess of the amounts permitted to be incurred pursuant to the
Note Indenture;

                             (iii)   retire, redeem, purchase or acquire any
Junior Securities or any interest therein;

                             (iv)    effect or permit to occur any Change of
Control enumerated in clauses (i), (iii), (iv), (v) or (vi), or facilitate any Change of Control enumerated in clause (ii), of the definition of Change of Control contained herein;

                             (v)     effect any material change in the nature of
the business conducted as of the Original Issue Date by the Corporation or any of its Subsidiaries;

                             (vi)    enter into any Affiliate Transaction (as
defined in the Note Indenture);

                             (vii)   effect, or agree to effect, any
acquisitions the purchase price for which (or any portion thereof) consists of equity securities of the Corporation or Convertible Securities in an amount in excess of the amount of Permitted Acquisition Equity Financing;

                             (viii)  amend, waive or repeal any provisions of,
or add any provision to, (x) this Certificate or (y) any provision of the Corporation's Certificate of Incorporation or any other certificate of designation filed with the Secretary of State of Delaware by the Corporation with respect to its preferred stock;

                             (ix)    increase the authorized number of shares of
Series G Stock or reclassify the shares of Series G Stock;

                             (x)     amend, waive or repeal any provisions of,
or add any provision to, the Corporation's By-laws (the "By-laws") in any manner that would have an adverse effect on the holders of the Series G Stock, notwithstanding, without limitation, the provisions of Article IV, Section 3 of the By-Laws as such provision pertains to Moore;

                             (xi)    sell, convey, transfer, assign or otherwise
dispose of any Subsidiary of the Corporation or any division, operating unit or other business unit that, on a pro forma basis, constitutes more than 20% of the pro forma Consolidated EBITDA (as defined in the Note Indenture) of the Corporation;

                             (xii)   sell any Common Stock (other than as
permitted pursuant to the terms of Section 10(a)) at a cash purchase price below the greater of (x) $8.50, and (y) the Market Price on the date of such sale;

                             (xiii)  enter, or permit any of its Subsidiaries to
enter, into any agreement, contract, binding commitment or other arrangement providing for any Permitted Acquisition in which the aggregate consideration, including the estimated amounts, as determined in good faith by the Board of Directors of the Corporation, of any contingent consideration payable by the Corporation in connection with such Permitted Acquisition is, or may be, greater than $7,500,000;

                             (xiv)   sell any Common Stock or other Convertible
Securities in connection with a Permitted Acquisition in an amount in excess of, or on terms other than, a Permitted Acquisition Equity Financing;

                             (xv)    enter into any agreement, indenture or
other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on, make liquidation payments in respect of, or make redemptions of the Series G Stock in accordance herewith (other than the Limited Waiver and the Seventh Amendment and Limited Waiver to Credit Agreement, dated as of August 24, 2001 by and among the Corporation, the Credit Parties (as such term is defined therein), the Lenders (as such term is defined therein) and Bank of America, N.A. as agent);

                             (xvi)   dissolve the Corporation;

                             (xvii)  terminate or change the Corporation's
independent auditors;

                             (xviii) (x) commence any material action, suit or
proceeding, or (y) settle, compromise or waive any material right with respect to or release any part of, any material action, suit, proceeding, investigation or claim;

                             (xix)   replace, renew, refinance, extend, prepay,
redeem, defease or otherwise retire any material Indebtedness (as defined in the Note Indenture) other than as permitted pursuant to the Note Indenture;

                             (xx)    incur, or suffer to exist, any Lien, other
than Permitted Liens (as defined in the Note Indenture), with respect to any material Property (as defined in the Note Indenture); or

                             (xxi)   increase, decrease or otherwise amend the
size, or requirements for election or appointment to or service on, the Board of Directors (other than as provided herein).

                (b) Appointment of Board of Director Observers. GarMark shall have the right to designate one (1) voting Board member, and each of GarMark and Moore shall have the right to designate one (1) non-voting Board observer, each of whom will be given notice of, and permitted to attend, all meetings of the Board, and GarMark shall have the right to designate one (1) voting committee member, and each of GarMark and Moore shall have the right to designate one (1) non-voting committee observer, to each of the Corporation's Compensation Committee, Stock Incentive Plan Committee, Finance Committee, Audit Committee, and any other committee that is created or established after the date hereof, each of whom will be given notice of, and permitted to attend, all meetings of each such committee. The Corporation acting through its Board and in accordance with its Charter Documents (as defined in the Securities Purchase Agreement) and applicable Law (as defined in the Securities Purchase Agreement), shall, in connection with any subsequent election of directors, nominate, recommend and do all other acts and things to cause (including, without limitation, voting all shares for which the Corporation's management or Board holds proxies (including undesignated proxies) unless otherwise provided by the stockholders submitting such proxies) the person referenced above to be elected to the Board and shall cause such member to be a member of the Compensation Committee, Stock Incentive Plan Committee, Finance Committee, Audit Committee, and if any other committee is created or established after the date hereof, of such committee. In the event any director, or member of a committee, elected pursuant to this Section 11(b) shall cease to serve as a director or member, as applicable, for any reason, the Corporation shall cause (subject to the provisions of its Charter Documents and applicable Law) the vacancy resulting thereby to be filled as promptly as practicable by a person selected by GarMark. Notwithstanding any provision hereof, on the date, if any, that any Initial Purchaser entitled to exercise the rights provided in this Section 11(b) beneficially owns less than 25% of the Common Stock that would be issuable to such Initial Purchaser upon its conversion of the Series G Stock acquired on the Original Issue Date (assuming that the shares of Series G Stock would be converted at a conversion price of $5.58 per share, subject to the adjustments provided herein with respect to conversion price and the number of shares issuable upon conversion), the Corporation's obligations set forth in this Section 11(b) with respect to such Initial Purchaser shall cease and be of no further effect.

                (c) Election of Board of Directors.

                    (i) If at any time or times any dividend payable on the Series G Stock shall be in arrears and unpaid for four (4) consecutive quarterly periods (each a "Dividend Payment Default") or if the Corporation shall have failed to discharge any obligation pursuant to a request for redemption pursuant to Section 8(b) (the "Redemption Obligation") (each of the foregoing a "Triggering Event"), then the number of directors constituting the Board, without further action, shall be increased by such number (rounded up to the nearest whole number) as is necessary such that subsequent to such occurrence the number of directors nominated and elected by the holders of the Series G Stock, as set forth herein, is at least one third of the entire Board and the holders of the Series G Stock shall have the exclusive right, voting separately as a class, to nominate and elect the directors (the "New Directors") of the Corporation to fill such newly created directorships (which New Directors shall be apportioned among Class 1, Class 2 and Class 3 in accordance with Article V of the Certificate of Incorporation and Section 3 of the By-laws and in a manner that provides the New Directors with the longest tenure of the Board), the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors;

                    (ii) Whenever such voting right shall have vested, such right may be exercised at a special meeting of the holders of the Series G Stock called as hereinafter provided, at any annual meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of Series G Stock pursuant to Section 228 of the Delaware General Corporation Law. Such voting right shall continue until such time as all cumulative dividends accumulated on the Series G Stock shall have been paid in full or the Corporation shall have fulfilled its Redemption Obligation, as the case may be, at which time such voting right of the holders of Series G Stock shall terminate, but such voting right shall again vest in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods or to discharge any Redemption Obligation as described above.

                    (iii) At any time when such voting right shall have vested in the holders of Series G Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Series G Stock then outstanding, call a special meeting of holders of Series G Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders. If such meeting shall not be called within 30 days after such written request, then the holders of record of 10% of the shares of Series G Stock then outstanding may designate in writing a holder of Series G Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of Series G Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

                    (iv) At any meeting at which the holders of Series G Stock shall have the right to elect New Directors as provided herein, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series G Stock shall be required and be sufficient to constitute a quorum. At any such meeting or adjournment thereof, the absence of a quorum of the holders of Series G Stock shall not prevent the election of directors other than the New Directors and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of any New Directors.

                    (v) For so long as the aforesaid voting rights are vested in the holders of Series G Stock, the term of office of the New Directors shall terminate upon the election of their successors by the holders of Series G Stock. Upon any termination of the aforesaid voting rights in accordance with
Section 11(c)(ii), the term of office of all New Directors shall thereupon terminate and upon such termination the number of directors constituting the Board shall, without further action, be reduced by the number of such New Directors.

                    (vi) In the case of any vacancy occurring among the New Directors, the New Directors who shall have been so elected (even if there is a sole remaining New Director) may appoint a successor to hold office until his successor is elected at an annual or a special meeting of the stockholders. If all New Directors shall cease to serve as directors before their terms shall expire, the holders of Series G Stock then outstanding may elect successors to hold office until each of their successors are elected at an annual or a special meeting of the stockholders.

                    (vii) For the duration of any Triggering Event, (x) Moore or any of its Affiliates, shall have the right to designate one (1) Series G Nominee (as defined below) and (y) GarMark shall have the right to designate the remaining Series G Nominee(s) to be elected by the holders of the Series G Stock; provided that in the event that Moore shall own less than 100% of the Series G Stock owned by it on the Original Issue Date, then the holders of at least a majority of the Series G Stock shall have the right to designate all of the Corporation's New Director nominees for election to the Board. The nominees so designated are herein referred to as the "Series G Nominees." In furtherance of the foregoing, the Corporation, acting through its Board and in accordance with its Certificate of Incorporation, By-laws and applicable law, shall recommend in the proxy statement for each annual or special meeting of stockholders at which any New Director shall be elected, and shall recommend at each such stockholders' meeting, as part of the management or Board slate for election to the Board, the Series G Nominees.

                    (viii) So long as any shares of Series G Stock are outstanding, the Corporation shall take such action as may be necessary so that its By-laws shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of the Series G Stock, of the right to elect any New Directors will not contravene any provisions of the Certificate of Incorporation or By-laws.

                (d) Provisions with respect to Regulation Y. Notwithstanding any other provisions to the contrary set forth in this Section 11, no Person subject to the provisions of Regulation Y promulgated under the Bank Holding Company Act of 1956, as amended, by the Federal Reserve Board, holding shares of Series G Preferred Stock shall be entitled to exercise any of the rights granted to the Series G Stock pursuant to this Section 11 if the exercise of such right(s) would cause such Person not to be in compliance with Regulation Y.

            12. Shares to be Retired. All shares of the Series G Stock redeemed, converted, exchanged or purchased by the Corporation shall be retired and canceled and shall not be restored to the status of authorized but unissued shares of Preferred Stock and may not thereafter be reissued.

            13. Public Documents. For so long as the Corporation has any securities registered under the Exchange Act, upon the filing with the Securities and Exchange Commission of any financial statements, proxy or information statements, notices, reports or registration statements (other than any registration statements relating to employee benefit or dividend reinvestment plans), or the issuance of any press release or other public announcement (each a "Public Document"), the Corporation shall, within five (5) business days, provide to each holder of Series G Stock a copy of such Public Document.

            14. Notice Regarding Certain Corporate Actions. If, at any time, the Corporation decides to take certain corporate action, including, but not limited to, any Dilution Event or Change of Control (a "Change of Control Notice"), then the Corporation shall provide each holder of Series G Stock with written notice of such action at least 20 days prior to the record date for such action, and if there is no record date for such action, then such written notice shall be provided at least 20 days prior to the effective date of such action; provided that any holder of Series G Stock may elect not to receive any such notices by providing the Corporation with written notice of such election.

                IN WITNESS WHEREOF, the undersigned has executed this Certificate this 7th day of September, 2001.


                                               HEADWAY CORPORATE RESOURCES, INC.



                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title: